Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400
Press:	Jennifer Clay Vice President, Corporate Communications SKECHERS USA, Inc. (310) 318-3100

SKECHERS ACHIEVES RECORD NET SALES IN THIRD QUARTER 2019

MANHATTAN BEACH, CA. – October 22, 2019 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter ended September 30, 2019.

Third Quarter Highlights

•	Record quarterly sales of $1.354 billion, an increase of 15.1 percent, or 17.2 percent on a constant currency basis
•	International sales increased 21.9 percent, or 25.7 percent on a constant currency basis
•	Comparable same store sales increased 7.7 percent, including increases of 6.8 percent domestically and 9.9 percent internationally
•	International sales represented a record high 58.8 percent of sales
•	Diluted earnings per share of $0.67, an increase of 15.5 percent, or $0.71 per diluted share on a constant currency basis, an increase of 22.4 percent

“Skechers is firing on all cylinders. Our global marketing efforts are creating awareness and generating demand. Our product is innovative, relevant and comfortable. Importantly, we achieved a new sales record of $1.354 billion in the third quarter,” stated Robert Greenberg, chief executive officer of Skechers. “In the last three months, we saw our chunky fashion footwear on fashion week runways in New York, London, and Milan; our Skechers GO Run Hyper win its fifth award this year—Gear of the Year from Runner’s World; we also won the Schuhkurier award in Germany for Brand of the Year, and launched unique collaborations in Asia, North America, and other regions. We continue to lead the walking footwear category and delivered technical and innovative work, golf, sport and kids footwear. We supported our key initiatives with a 360-degree approach to marketing by adding a comprehensive digital strategy to our traditional television campaigns. Our product offering is vast and reaches every demographic, and at its core, comfort is what consumers have come to know and expect from Skechers. This, and our comprehensive marketing, differentiates Skechers from other brands, and is why we achieved growth across our domestic, international and direct-to-consumer businesses. We believe our holiday sales will be stronger across all channels of our business, and we’re looking forward to 2020 and the launch of our first campaign with Los Angeles Dodgers pitcher Clayton Kershaw.”

“Skechers achieved a new quarterly sales record as our international business continued to drive growth with wholesale sales increases of 21.7 percent and direct-to-consumer sales increases of 22.3 percent. Further, our domestic direct-to-consumer business improved 8.7 percent, and our domestic wholesale business returned to growth with an increase of 5.0 percent,” began David Weinberg, chief operating officer of Skechers. “We believe these results are an indication of the global strength of our brand with strong increases around the world—from Germany, the UK and Spain, to India, Turkey and the U.A.E., as well as China, Russia and Japan. With the strength of our international business as well as the growth of our direct-to-consumer channel—with more than 3,300 Skechers stores worldwide, of which 779 are Company-owned, we are investing in both our logistics and inventory to meet the growing demand. Based on feedback from recent meetings with our international partners and domestic accounts, as well as our incoming order rate, we believe the momentum will continue in the fourth quarter and into 2020.”

Third Quarter 2019 Financial Results

  ($ in millions, except per share data)

	Three months ended
	September 30,		Change
	2019	2018	$	%
Sales	$1,354.0	$1,176.4	$177.6	15.1%
Gross Profit	653.1	563.9	89.2	15.8%
Gross Margin	48.2%	47.9%
SG&A Expenses	511.9	444.8	67.1	15.1%
As a % of Sales	37.8%	37.8%
Earnings from Operations	147.4	123.9	23.5	19.0%
Operating Margin	10.9%	10.5%
Net Earnings	103.1	90.7	12.4	13.7%
Diluted Earnings per Share	$0.67	$0.58	$0.09	15.5%

Sales grew 15.1 percent as a result of a 21.9 percent increase in the Company’s international business, or 25.7 percent on a constant currency basis, and a 6.7 percent increase in its domestic business. On a constant currency basis, the Company’s sales increased 17.2 percent. By segments, the Company’s international wholesale business increased 21.7 percent, its Company-owned direct-to-consumer business increased 13.3 percent, and the Company’s domestic wholesale business increased 5.0 percent. Comparable same store sales in Company-owned stores and e-commerce increased 7.7 percent, including 6.8 percent in the United States and 9.9 percent internationally.

Gross margins increased as a result of improved retail pricing and product mix in its international businesses, partially offset by an increase in the average cost per unit in its domestic business.

SG&A expenses were flat as a percentage of sales but increased in line with sales by 15.1 percent in the quarter. Selling expenses increased by $7.4 million primarily due to higher international advertising expenditures. General and administrative expenses increased by $59.7 million, reflecting additional spending of $24.4 million to support the growth of its international business, including in China and the addition of operations in Mexico, and $18.5 million associated with 37 additional Company-owned Skechers stores, including 14 that opened in the third quarter.

Earnings from operations increased $23.5 million, or 19.0 percent, to $147.4 million.

Net earnings were $103.1 million and diluted earnings per share were $0.67. On a constant currency basis, diluted earnings per share were $0.71, an increase of 22.4 percent.

In the third quarter, the Company’s effective income tax rate was 15.8 percent.

Nine Month 2019 Financial Results

  ($ in millions, except per share data)

	Nine months ended
	September 30,		Change
	2019	2018	$	%
Sales	$3,889.3	$3,561.3	$328.0	9.2%
Gross profit	1,853.4	1,707.9	145.5	8.5%
Gross Margin	47.7%	48.0%
SG&A Expenses	1,446.9	1,369.6	77.3	5.6%
As a % of Sales	37.2%	38.5%
Earnings from Operations	424.4	354.1	70.3	19.9%
Operating Margin	10.9%	9.9%
Net Earnings	287.0	253.7	33.3	13.1%
Diluted Earnings per Share	$1.86	$1.62	$0.24	14.8%

For the nine-month period, sales grew 9.2 percent, or 11.9 percent on a constant currency basis. By segments, the Company’s international wholesale business increased 15.9 percent, its Company-owned direct-to-consumer business increased 11.8 percent and its domestic wholesale business decreased 4.0 percent. The Company’s international business grew 16.8 percent and its domestic business grew by 0.4 percent.

Gross margins decreased slightly as a result of promotional efforts to clear seasonal inventory in select international markets earlier in the year.

SG&A expenses improved for the nine-month period as a percentage of sales from 38.5 percent in 2018 to 37.2 percent in 2019. Selling expenses decreased $7.4 million from lower domestic advertising earlier in the year while general and administrative expenses increased $84.7 million mainly due to 37 additional Company-owned stores and investments to grow its operations internationally.

Earnings from operations increased $70.3 million, or 19.9 percent, to $424.4 million.

Net earnings were $287.0 million and diluted earnings per share were $1.86. On a constant currency basis, diluted earnings per share were $1.96, an increase of 21.0 percent.

Balance Sheet

At quarter-end, cash, cash equivalents and investments totaled $1.022 billion, a decrease of $44.4 million, or 4.2 percent from December 31, 2018, and an increase of $40.5 million, or 4.1 percent, compared to September 30, 2018. The decrease in cash as compared to December 31, 2018 is mainly attributable to investments the Company made to acquire the minority interest in its former India joint venture and to form a new joint venture in Mexico.

Total inventory, including inventory in transit, was $890.4 million, a $27.1 million increase from December 31, 2018, and a $135.3 million increase over September 30, 2018. The majority of the year-over-year inventory increase is to support growth in its international wholesale business and expansion of its direct-to-consumer business globally.

Working capital was $1.52 billion at September 30, 2019, a $101.4 million decrease over December 31, 2018, and a $95.5 million decrease from September 30, 2018, partially attributable to the inclusion of current operating lease liabilities totaling $172.9 million arising from the adoption of ASU 842 as of January 2019.

“Our extremely strong third quarter results reflect both the success of our product and the strength of our global execution capabilities,” said John Vandemore, chief financial officer of Skechers. “This quarter’s comprehensive increase in sales and improved profitability are a testament to the soundness of our strategy and a validation of the investments in global infrastructure we have made to drive that strategy. We will continue to invest in our business to grow our brand across the globe and to increase our direct-to-consumer reach.”

Outlook

For the fourth quarter of 2019, the Company believes it will achieve sales in the range of $1.225 billion to $1.250 billion, and diluted earnings per share of $0.35 to $0.40. The guidance is based on continued growth in each of the Company’s three segments in the fourth quarter, and a full-year effective tax rate of between 17 and 19 percent.

Store Count

	Number of Store Locations as of June 30, 2019	Opened	Closed	Number of Store Locations as of September 30, 2019
Company-owned domestic stores	477	12	(1)	488
Company-owned international stores	291	2	(2)	291
Joint-venture stores	306	24	(12)	318
Distributor, licensee and franchise stores	2,098	147	(35)	2,210
Total Skechers stores	3,172	185	(50)	3,307

Third Quarter 2019 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its third quarter 2019 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning October 22, 2019, at

7:30 p.m. ET, through November 5, 2019, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13695137.

About SKECHERS USA, Inc.

Based in Manhattan Beach, California, Skechers designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. Skechers footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, more than 3,300 Skechers Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, and throughout Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, and Twitter.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under generally accepted accounting principles in the United States. This announcement also contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2018, and its quarterly report on Form 10-Q for the three months ended June 30, 2019. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$824,004	$872,237
Short-term investments	106,747	100,029
Trade accounts receivable, net	662,356	501,913
Other receivables	46,222	55,683
Total receivables	708,578	557,596
Inventories	890,409	863,260
Prepaid expenses and other current assets	97,638	79,018
Total current assets	2,627,376	2,472,140
Property, plant and equipment, net	702,545	585,457
Operating lease right-of-use assets	985,001	—
Deferred tax assets	52,424	39,431
Long-term investments	90,849	93,745
Other assets, net	108,003	37,482
Total non-current assets	1,938,822	756,115
TOTAL ASSETS	$4,566,198	$3,228,255
LIABILITIES AND EQUITY
Current liabilities:
Current installments of long-term borrowings	$66,646	$1,666
Short-term borrowings	16,270	7,222
Accounts payable	661,428	679,553
Operating lease liabilities	172,947	—
Accrued expenses	189,522	161,781
Total current liabilities	1,106,813	850,222
Long-term borrowings, excluding current installments	39,773	88,119
Long-term operating lease liabilities	976,658	—
Deferred tax liabilities	433	451
Other long-term liabilities	101,068	100,188
Total non-current liabilities	1,117,932	188,758
Total liabilities	2,224,745	1,038,980
Stockholders’ equity:
Skechers U.S.A., Inc. equity	2,174,502	2,034,958
Non-controlling interests	166,951	154,317
Total stockholders' equity	2,341,453	2,189,275
TOTAL LIABILITIES AND EQUITY	$4,566,198	$3,228,255

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$1,353,998	$1,176,395	$3,889,319	$3,561,270
Cost of sales	700,934	612,529	2,035,911	1,853,344
Gross profit	653,064	563,866	1,853,408	1,707,926
Royalty income	6,285	4,860	17,827	15,732
	659,349	568,726	1,871,235	1,723,658
Operating expenses:
Selling	97,516	90,138	281,237	288,606
General and administrative	414,417	354,676	1,165,637	1,080,984
	511,933	444,814	1,446,874	1,369,590
Earnings from operations	147,416	123,912	424,361	354,068
Other income / (expense):
Interest income	3,290	3,008	9,500	6,280
Interest expense	(2,012)	(1,199)	(5,194)	(3,742)
Other, net	(4,194)	(2,849)	(8,628)	(6,918)
Total other income / (expense)	(2,916)	(1,040)	(4,322)	(4,380)
Earnings before income tax expense	144,500	122,872	420,039	349,688
Income tax expense	22,766	16,821	75,288	45,521
Net earnings	121,734	106,051	344,751	304,167
Less: Net earnings attributable to non-controlling interests	18,644	15,323	57,723	50,504
Net earnings attributable to Skechers U.S.A., Inc.	$103,090	$90,728	$287,028	$253,663
Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.67	$0.58	$1.87	$1.62
Diluted	$0.67	$0.58	$1.86	$1.62
Weighted average shares used in calculating net earnings per share attributable to Skechers U.S.A, Inc.:
Basic	153,298	155,766	153,396	156,238
Diluted	153,978	156,298	154,021	156,981

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,
	2019			2018	Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non-GAAP Measure	Reported GAAP Measure	$	%
Total domestic sales	$558,173	$-	$558,173	$523,281	$34,892	6.7%
Total international sales	795,825	24,895	820,720	653,114	167,606	25.7%
Net sales	$1,353,998	$24,895	$1,378,893	$1,176,395	$202,498	17.2%

	Nine months ended September 30,
	2019			2018	Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non-GAAP Measure	Reported GAAP Measure	$	%
Total domestic sales	$1,655,413	$-	$1,655,413	$1,648,642	$6,771	0.4%
Total international sales	2,233,906	95,681	2,329,587	1,912,628	416,959	21.8%
Net sales	$3,889,319	$95,681	$3,985,000	$3,561,270	$423,730	11.9%

	Three months ended September 30,
	2019			2018	Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non-GAAP Measure	Reported GAAP Measure	$	%
Basic Earnings per Share:	$0.67	$0.04	$0.71	$0.58	$0.13	22.4%
Diluted Earnings per Share:	$0.67	$0.04	$0.71	$0.58	$0.13	22.4%

	Nine months ended September 30,
	2019			2018	Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non-GAAP Measure	Reported GAAP Measure	$	%
Basic Earnings per Share:	$1.87	$0.10	$1.97	$1.62	$0.35	21.6%
Diluted Earnings per Share:	$1.86	$0.10	$1.96	$1.62	$0.34	21.0%

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed above to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Adjustment (1)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.